Exhibit 99.1

News

For Immediate Release

For additional information contact:

1-877-217-9502

Pacholder High Yield Fund, Inc. Announces Intent to Launch Cash Tender Offer

to Purchase up to 100% of its Auction Rate Cumulative Preferred Stock, Series W

NEW YORK, NEW YORK, February 12, 2016 – Pacholder High Yield Fund, Inc. (NYSE: PHF) (the “Fund”) announced today that its Board of Directors has authorized a cash tender offer to purchase up to 100% of its outstanding shares of the Auction Rate Cumulative Preferred Stock, Series W (the “Preferred Shares”) from holders of the Preferred Shares (the “Preferred Shareholders”) at a price equal to 95.5% of the liquidation preference of $25,000 per share (or $23,875 per share), plus any unpaid accrued dividends. The Fund intends to finance the tender offer using borrowings under a credit facility that the Fund expects to enter into in the near term, subject to completion of the negotiation of a definitive agreement (the “Credit Facility”). Among other conditions, the tender offer is subject to the Fund’s entry into the Credit Facility and the availability of sufficient funds thereunder to finance the purchase of the Preferred Shares in the tender offer (the “Financing Condition”).

Further Information Regarding the Proposed Tender Offer

In addition to the Financing Condition, the tender offer is conditioned upon at least 80% of the outstanding Preferred Shares being validly tendered and not withdrawn (the “Minimum Condition”). Two substantial Preferred Shareholders, RiverNorth Capital Management, LLC and its affiliates and Morgan Stanley & Co. LLC, have provided commitments to the Fund that they will participate in the tender offer. These commitments, if honored, will satisfy the Minimum Condition. In connection with these commitments, the Fund has agreed to commence the tender offer no later than March 11, 2016, and the tender offer will remain open for at least twenty business days following the date of the commencement of the offer. All tendering instructions and a complete explanation of the tender offer’s terms and conditions will be described in the Offer to Purchase, the related Letter of Transmittal, and other materials relating to the tender offer that will be distributed to the Preferred Shareholders upon commencement of the tender offer.

While the Fund’s Board of Directors has authorized the Fund to commence the tender offer, neither the Fund, nor the Board of Directors, nor J.P. Morgan Investment Management Inc., the investment advisor of the Fund, has made any recommendation to any Preferred Shareholder whether to tender or refrain from tendering any Preferred Shares. The Preferred Shareholders are urged to consult their own investment and tax advisors and make their own decisions whether to tender any Preferred Shares and, if so, how many Preferred Shares to tender.

Important Information

The anticipated tender offer described in this press release has not yet commenced. The discussion of the tender offer contained in this press release is for informational purposes only and is not an offer to purchase, nor the solicitation of an offer to sell, any of the Fund’s Preferred Shares. While the Fund intends to commence the tender offer within a reasonable time following the date of this press release and complete the tender offer, there can be no assurances that the Fund will commence or complete the tender offer on the terms described in this press release, or at all. If the Fund commences the tender offer, the offer to purchase and solicitation of the Preferred Shares will be made only pursuant to an Offer to Purchase, the related Letter of Transmittal, and other related materials, as they may be amended or supplemented. Such documents will be distributed to the Preferred Shareholders upon commencement of the tender offer. Preferred Shareholders should read those materials carefully when they become available before making any decisions with respect to the tender offer because they will contain important information. The Fund will also file a Tender Offer Statement on Schedule

TO (the “Tender Offer Statement”) with the Securities and Exchange Commission (the “SEC”). The Tender Offer Statement, the Offer to Purchase, the related Letter of Transmittal, and other related materials, as well as any amendments or supplements, will be available to the Preferred Shareholders for no charge on the SEC’s website (www.sec.gov). The Preferred Shareholders may also obtain a copy of these documents, as well as any other documents that the Fund has filed with the SEC, without charge, by contacting the Fund or through its website at www.pacholder.com.

Forward-Looking Statements

This news release includes forward-looking statements. All statements, other than statements of historical facts, included in this news release that address activities, events, or developments that the Fund expects, believes, or anticipates will or may occur in the future are forward-looking statements. Terminology such as “will,” “may,” “should,” “expect,” “anticipate,” “plan,” “project,” “intend,” “estimate,” “believe,” “target,” “continue,” “potential,” the negative of such terms, or other comparable terminology often identify forward-looking statements. Except as required by law, the Fund undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this news release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this news release. All forward-looking statements are qualified in their entirety by these cautionary statements. These forward-looking statements involve risks and uncertainties, many of which are beyond the control of the Fund, which may cause the Fund’s actual results to differ materially from those implied or expressed by the forward-looking statements.

About Pacholder High Yield Fund, Inc.

Pacholder High Yield Fund, Inc. is a closed-end management investment company with a leveraged capital structure. The Fund’s investment objective is to provide a high level of total return through current income and capital appreciation by investing primarily in “high yield, high risk” fixed income securities of domestic companies. The Fund’s investment advisor is J.P. Morgan Investment Management Inc., an investment management firm registered with the SEC under the Investment Advisers Act of 1940.

The information presented here is not intended as a solicitation. New investors cannot purchase shares directly from the Fund. Common shares are listed on the New York Stock Exchange MKT, and interested investors should contact their financial advisor or broker-dealer for more information.

The Fund was organized as a corporation under the laws of Maryland on August 17, 1988 and has registered with the SEC under the Investment Company Act of 1940, as amended. The Fund’s principal office is located at 270 Park Avenue, New York, New York 10017. For more information visit us at www.pacholder.com, or call 1-877-217-9502.

The Fund’s investment adviser is J.P. Morgan Investment Management Inc., an investment management firm registered with the SEC under the Investment Advisers Act of 1940.